Exhibit 99.1

Fellow Shareholders,	August 6, 2026
Following our outstanding results in Q1, we delivered another very strong quarter. In Q2, we grew Platform revenue 25% year over year (YoY), well ahead of our outlook, driven by ongoing momentum in both Advertising and Subscriptions. We continued our track record of profitable growth, generating net income of $164 million, Adjusted EBITDA of $254 million, and Free Cash Flow (TTM) of $704 million – all record highs. These results reinforce our path of sustaining double-digit Platform revenue growth, expanding margins, and growing our north star metric of Free Cash Flow per share.
Second Quarter 2026 Key Results
•Total net revenue was $1.35 billion, up 22% YoY
•Platform revenue was $1.22 billion, up 25% YoY
•Total gross profit was $674 million, up 35% YoY
•Streaming Hours were 37.9 billion, up 7% YoY
•The Roku Channel was the #2 app on our platform by engagement in the U.S. and achieved a platform best share of TV viewing on Nielsen's The Gauge™ for May1

Summary Financials ($ in millions)	Q2 25	Q3 25	Q4 25	Q1 26	Q2 26	YoY %
Advertising	$539.1	$591.2	$714.7	$612.7	$672.8	25%
Subscriptions	436.4	473.4	509.3	518.5	548.2	26%
*Platform revenue	975.5	1,064.6	1,224.0	1,131.2	1,221.0	25%
Devices revenue	135.6	146.0	170.9	117.6	133.7	(1)%
Total net revenue	1,111.0	1,210.6	1,394.9	1,248.9	1,354.7	22%
Advertising	301.6	345.5	428.2	371.0	420.0	39%
Subscriptions	196.0	202.3	218.4	213.1	226.7	16%
Platform gross profit	497.7	547.8	646.7	584.1	646.8	30%
Devices gross profit (loss)	0.0	(22.9)	(39.9)	(19.1)	26.9	nm
Total gross profit	497.7	524.9	606.8	564.9	673.7	35%
Advertising gross margin %	56.0%	58.4%	59.9%	60.5%	62.4%	6.5	pts
Subscriptions gross margin %	44.9%	42.7%	42.9%	41.1%	41.4%	(3.6)	pts
Platform gross margin %	51.0%	51.5%	52.8%	51.6%	53.0%	2.0	pts
Devices gross margin %	0.0%	(15.7)%	(23.3)%	(16.3)%	20.1%	20.1	pts
Total gross margin %	44.8%	43.4%	43.5%	45.2%	49.7%	4.9	pts
Research and development	178.0	182.2	184.6	189.5	179.7	1%
Sales and marketing	243.3	242.1	255.3	221.2	223.2	(8)%
General and administrative	99.7	91.1	100.9	102.5	124.6	25%
Total operating expenses	521.0	515.4	540.8	513.2	527.5	1%
Income (loss) from operations	(23.3)	9.5	66.0	51.8	146.2	nm
Net income (loss)	10.5	24.8	80.5	85.7	164.2	1464%
*Adjusted EBITDA A	78.2	116.9	169.4	148.4	254.3	225%
Adjusted EBITDA margin %	7.0%	9.7%	12.1%	11.9%	18.8%	11.7	pts
Cash flow from operations (TTM)	396.4	455.4	483.7	544.1	719.0	81%
*Free cash flow (TTM) A	392.0	443.0	483.6	538.8	704.1	80%
* Key Performance Metric (KPM)
A Refer to reconciliation at the end of this Letter.

1 Nielsen's The Gauge™ May 2026

Roku Q2 2026 Shareholder Letter

Platform
Platform revenue grew 25% YoY to $1.22 billion, with gross margin of 53.0%. Growth was driven by meaningful contributions from both Advertising and Subscriptions, underscoring the increasing diversity of our monetization. The Roku Experience (RX), which includes our Home Screen, AI-powered recommendations, and all our content discovery features, remains a powerful competitive advantage that drives engagement, advertising, and subscriptions across our platform.

In Q2, we began rolling out the new Roku Home Screen, our biggest update in more than a decade, shaped by deep behavioral insights and what we’ve heard directly from customers. The Roku Home Screen is one of the most valuable pieces of real estate in TV. In the U.S. alone, it is used by more than half of broadband households, reaching them before they decide what to watch. Our new Home Screen is designed to maximize content discovery and personalization for our viewers, while simultaneously delivering benefits to our content partners and advertisers, and growing Platform monetization. We completed the rollout in the U.S. early in the third quarter, and results are encouraging. For example, our new Home Screen improved our ability to retain households in the U.S., resulting in more users we can serve and thus reducing overall costs to grow Streaming Households. We expect to roll out our new Home Screen to our international markets in the coming months.

The new Roku Home Screen is focused on personalization and helping viewers find what to watch.

To further help our viewers find content faster and engage more deeply with the Roku Experience, we are improving our search functionality. We are incorporating advanced AI for more accurate interpretations of our viewers’ queries, even when the queries are broad, conversational, or only based on mood and context. We believe these improvements can strengthen Roku’s monetization opportunities over time by supporting subscription conversion and retention, increasing monetizable Streaming Hours, and improving the performance of advertising and merchandising.

Roku Q2 2026 Shareholder Letter

Advertising
Advertising revenue grew 25% YoY to $673 million, and advertising gross margin expanded to 62.4%, up approximately 190 basis points QoQ and 650 basis points YoY, driven primarily by a mix shift toward higher-margin ad products. Video advertising on our platform once again outpaced both the U.S. OTT and digital ad markets2, underscoring the durability of Roku’s differentiation: significant scale, first-party data, and innovative ad technology.

Our goal is to build the most performant CTV ad platform in the industry, with a key focus on deepening our programmatic capabilities through expanded third-party integrations. In Q2, third-party DSPs (demand-side platforms) accounted for nearly three-quarters of in-stream video ad spend on our platform. We have integrations with every major DSP, including Amazon DSP, The Trade Desk, Google DV360, and Yahoo, as well as major SSPs (supply-side platforms), including Magnite, Google Ad Manager, and FreeWheel. Roku Ads Manager, our self-service platform, continues to serve performance-focused and small and medium-sized business (SMB) advertisers. In Q2, we also announced a new demand partner, Smartly, the first to connect to Roku Ads Manager via Roku Ads API. Smartly is expected to add incremental performance revenue by early 2027. Together, this breadth of open partnerships and interoperability positions Roku to serve the largest global brands, the smallest local businesses, and everything in between.

Our programmatic capabilities are also driving strong results in political advertising, and 2026 is off to a strong start. Q2 political advertising on the Roku platform exceeded the comparable quarter from the 2024 U.S. presidential election cycle. Like the broader industry, political ad spend on our platform is weighted toward the back half of the year, building through late Q3 and into Q4 ahead of Election Day. Given the growing importance of CTV in political campaigns and the strength of our scale, first-party data, and programmatic infrastructure, we are well-positioned to build upon this momentum for the duration of the election cycle.

Our high-visibility, high-margin ad products across the Roku Experience contributed to our gross margin expansion in Q2. The Media & Entertainment (M&E) vertical continued to strengthen, posting one of its highest YoY growth rates in nearly four years. At the same time, spend from non-M&E clients represented more than a third of total Roku Experience advertising revenue in Q2, which is evidence that our platform’s appeal extends well beyond its traditional, endemic advertiser base.

The Roku Experience delivered standout moments in Q2, both for marquee sporting events and for the advertisers who partnered with us around them. During the global soccer frenzy, for instance, leading brands partnered with us on sponsorships within the Roku Sports Experience, which reached viewers across multiple international markets. This was our first truly global sports activation and an early proof point for how we believe this platform can scale internationally over time. In the U.S., we now have officially branded zones for all four major sports leagues — NFL, MLB, NBA, and the newly added NHL — giving marketers an expanding set of premium and authentic ways to reach fans during momentous events.

2 SMI (Standard Media Index) data; OTT: over the top

Roku Q2 2026 Shareholder Letter

Geico sponsorship of the NHL Zone and Progressive sponsorship of the Soccer Zone

Subscriptions
Subscriptions revenue grew 26% YoY to $548 million, with gross margin of 41.4%, down roughly 360 basis points YoY, with the largest factor being a mix shift toward Premium Subscriptions. We benefit as more sports move to streaming, and the power of our platform contributed to strong growth in what would normally be the softest quarter of the year for subscriptions.

Recent months have been an exciting time for sports fans, and total sports viewing on the Roku platform in the U.S. was a Q2 high. During the NBA Playoffs, hours originating from one of our NBA discovery surfaces doubled YoY3. Q2 launches of FOX One and Peacock within Premium Subscriptions brought the World Cup to The Roku Channel in English and Spanish, respectively, in the U.S.. The World Cup was also available on our platform in markets outside the U.S. through Roku-billed DTC (direct-to-consumer) subscription services, including Vix, TSN, Paramount+, and Globoplay. These services, along with all matches, were aggregated and organized in our recently launched Soccer Zone within the Sports Experience — driving hundreds of thousands of sign-ups in Q2 and making the tournament one of our largest cross-partner subscription acquisition events ever.

3 Capturing users who engage with NBA Zone or access NBA content on the platform through Sports Discovery surfaces

Roku Q2 2026 Shareholder Letter

Roku • Home
✳ for Options • 8:45 pm
Top Picks for You
For You
THE REUNION LAGUNA BEACH
THE PITT
2 BROKE GIRLS
AVATAR THE WAY OF WATER
Quick Access
Live TV Guide
NETFLIX
Subscriptions
Roku Channel
Disney+
tv
FOX ONE
peacock
26 FIFA FOX ONE
OFFICIAL STREAMING PLATFORM
ALL MATCHES STREAMING • LIVE
JUNE 11 - JULY 19
WATCH LIVE

Roku
✳ para Opciones • 12:40 p. m.
FIFA
ViX
EMISORA OFICIAL
La Copa Mundial de la FIFA 2026™ en Vix. Del 11 de junio al 19 de julio.
ViX
¡Vamos México!
AL GRITO DE GUERRA
Episodio gratuito
jue 12:00 p.m.
jue 18/06
mié 24/06
Al Grito de Guerra
2022-2022 • TV14 • 1 temporada • 1 free episode
En vivo y próximamente
jue 12:00 p.m.
Private
jue 11/06
Private
vie 12/06
vie 12/06
Private

Roku
✳ for Options • 1:45 pm
BBC iPLAYER
itvX
stv Player
Don't miss a minute of the action with event coverage, highlights, and much more!
Watch Now
Wed 9:00 pm
ENG vs CRO
Sun 2:00 am
HAI vs SCO
Live
USA vs BRA
Live
JPN vs AUS
England vs. Croatia
Wed, 17th Jun • 9:00 BST
Highlights & More
07:10
01:37
02:38
01:33

World Cup in the U.S., Mexico, and the U.K.

To make our Premium Subscriptions experience even better, we launched new features in FOX One, Apple TV, and Peacock, to give viewers the ability to pause and resume play of live programming. These features are popular with sports fans in particular, and we expect to roll out more DVR features in the coming months. We also continued to scale and enhance our owned-and-operated service Howdy™, our premium, ad-free SVOD4 service for just $3/month. We added more popular films in the U.S., including “Sinners” and “Minecraft,” and launched the service in Mexico. We also took Howdy off platform, as a subscription option on Prime Video and as a standalone mobile app for iOS and Android.

The power of the Roku Experience is unique, combining swift content discovery, seamless sign-up, easy subscription management, and targeted promotions. Our open and partner-friendly platform delivers tremendous value for both our viewers and our streaming service partners.

Devices
Devices revenue was $134 million, down 1% YoY, with gross margin of 20.1%, which benefited from an IEEPA refund5 for tariff payments paid in Q2 2025 through Q1 2026. Excluding the IEEPA refund, Q2 Devices gross margin would have been (7.6%), net income would have been $127 million, and Free Cash Flow would have been $242 million. As a reminder, our Devices revenue is generated from the sale of our players and Roku-made TVs and does not include Roku TV models made and sold by our OEM6 licensing partners, which account for the largest portion of our overall unit volume. We continue to expand our Roku-made TV footprint, and in Q2 they represented approximately 5% of total TV unit sales volume in the U.S.7, achieved in roughly three years, powered by strength at Amazon and Best Buy and the continued ramp of Hiro™ Roku TV models at Target.

4 SVOD: subscription video on demand
5 IEEPA refunds are reimbursements to importers for unlawful duties collected under the International Emergency Economic Powers Act (IEEPA)
6 OEM: Original equipment manufacturer
7 Source: Circana, LLC, Retail Tracking, US, Roku Custom Retailer Scan Data for Smart TVs, Unit Share, Apr – Jun 2026. Smart TV is defined as Web Brower only, Apps & Web Browser, and Apps Only televisions.

Roku Q2 2026 Shareholder Letter

We continue to monitor pricing pressure resulting from tightening memory chip supply, a trend affecting the entire electronics industry. Importantly, the Roku TV OS requires significantly less dynamic memory (DRAM) and storage memory (Flash) than competing platforms, and this widening cost advantage is drawing more TV brands to Roku. We have expanded and diversified our OEM licensing relationships, including Hisense and TCL, with distribution across Walmart, Best Buy, Target and other retailers. We expect these partnerships to contribute to Roku TV model unit sales volume in the second half of 2026. Accordingly, we continue to anticipate distribution costs for Roku TV model sales, which represent a significant component of Sales & Marketing (S&M) expense, will be weighted toward the second half of the year. As a result, S&M expense declined YoY in the first half of 2026, reflecting lower TV unit volumes, and we expect it to increase in the second half vs the first half as shipment volumes ramp.

Conclusion
With our open and partner-friendly platform, we succeed when our partners succeed. We are committed to connecting viewers to great entertainment while giving publishers and advertisers effective ways to engage them. That alignment of interests is a foundation of our business and a core reason why more than 100 million households worldwide choose Roku as their TV streaming platform.

As we look ahead, we remain focused on disciplined execution, investing in long-term growth opportunities, and creating value for our shareholders. We believe our scale, platform strategy, and financial strength position Roku to continue leading the evolution of TV streaming while delivering sustainable, long-term growth. Our pending acquisition by FOX is an extraordinary opportunity to accelerate our vision, allowing us to scale faster and innovate more aggressively for viewers, partners, and advertisers.

Happy Streaming™!

Anthony Wood, Founder and CEO, and Dan Jedda, CFO and COO

Pending Acquisition by FOX
On June 15, 2026, Fox Corporation (Nasdaq: FOXA, FOX) and Roku announced that they have entered into a definitive agreement under which FOX will acquire Roku. In light of the pending transaction, we will not host an earnings call and will not provide a financial outlook.
About Roku, Inc.
Roku pioneered streaming on TV. Today, it is the #1 TV streaming platform in the U.S., Canada, and Mexico by hours streamed (Hypothesis Group, Dec. 2025). Roku connects viewers to the content they love, enables content publishers to build and monetize large audiences through advertising and subscriptions, and provides advertisers with unique capabilities to reach and engage consumers. Roku streaming players and Roku-made TVs are available at major retailers, and licensed Roku TV™ models are sold by leading TV brands in more than 15 countries around the world. Roku also owns and operates The Roku Channel, the home of premium and free entertainment; Howdy, a low-cost subscription service; and Frndly TV™, a live TV streaming service. Roku is headquartered in San Jose, Calif., U.S.A.

ROKU, ROKU TV, the Roku logo, HIRO, HOWDY, FRNDLY TV, “HAPPY STREAMING” and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku or its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kelli Raftery kraftery@roku.com

Roku Q2 2026 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, merger-related costs, and income tax (benefit) expense from the net income (loss) of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements within the meaning of the federal securities laws. Statements contained herein that are not historical facts are considered forward-looking statements and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “may,” “opportunity,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Such forward-looking statements are based on our current beliefs, assumptions and information available to us and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These statements include those related to the continued competitive advantage of the Roku Experience; our expectations regarding the roll out of our Home Screen to international markets; our ability to serve ad platform customers from the largest global brands to small and medium-size businesses; our expansion of advertising categories in the Roku Experience; growth of our scale; our ability to build on political spending momentum in the 2026 election cycle; our expectations regarding increased Premium Subscriptions; the roll out of DVR features; our ability to grow Devices revenue; our expectations regarding the growth in Roku TV model unit volume and related distribution costs in the second half of 2026; our expectations relating to partnerships with TV OEMs; the effects of pricing pressure from tightening memory supply on our Devices revenue; our expectations regarding the pending transaction with Fox; and our overall business trajectory. Important risks and factors related to such statements are contained in the reports we have filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Except as required by law, we assume no obligation to update these forward-looking statements as the result of new information, future events or otherwise.

Roku Q2 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net revenue:
Platform:
Advertising	$672,816	$539,053	$1,285,521	$1,021,876
Subscriptions	548,153	436,418	1,066,678	834,412
Total Platform	1,220,969	975,471	2,352,199	1,856,288
Devices	133,721	135,567	251,370	275,422
Total net revenue	1,354,690	1,111,038	2,603,569	2,131,710
Cost of revenue:
Platform(1):
Advertising	252,778	237,405	494,514	449,829
Subscriptions	321,439	240,390	626,848	444,472
Total Platform	574,217	477,795	1,121,362	894,301
Devices(1)	106,777	135,585	243,575	294,706
Total cost of revenue	680,994	613,380	1,364,937	1,189,007
Gross profit (loss):
Platform:
Advertising	420,038	301,648	791,007	572,047
Subscriptions	226,714	196,028	439,830	389,940
Total Platform	646,752	497,676	1,230,837	961,987
Devices	26,944	(18)	7,795	(19,284)
Total gross profit	673,696	497,658	1,238,632	942,703
Operating expenses:
Research and development (1)	179,680	178,017	369,172	362,596
Sales and marketing (1)	223,223	243,256	444,444	466,949
General and administrative (1)	124,618	99,718	227,069	194,221
Total operating expenses	527,521	520,991	1,040,685	1,023,766
Income (loss) from operations	146,175	(23,333)	197,947	(81,063)
Other income, net:
Interest expense	(475)	(460)	(1,099)	(893)
Other income, net	23,691	28,466	61,188	46,115
Total other income, net	23,216	28,006	60,089	45,222
Income (loss) before income taxes	169,391	4,673	258,036	(35,841)
Income tax expense (benefit)	5,175	(5,830)	8,120	(18,913)
Net income (loss)	$164,216	$10,503	$249,916	$(16,928)

Net income (loss) per share — basic	$1.11	$0.07	$1.69	$(0.12)
Net income (loss) per share — diluted	$1.08	$0.07	$1.65	$(0.12)

Weighted-average common shares outstanding — basic	147,972	146,888	147,742	146,545
Weighted-average common shares outstanding — diluted	151,895	149,675	151,461	146,545

Roku Q2 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$208	$341	$402	$725
Cost of revenue, devices	—	38	—	108
Research and development	27,005	32,961	56,500	68,819
Sales and marketing	27,347	30,486	54,731	65,272
General and administrative	20,761	20,814	42,370	45,210
Total stock-based compensation	$75,321	$84,640	$154,003	$180,134

Roku Q2 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$2,001,815	$1,587,068
Short-term investments	555,387	730,213
Accounts receivable, net of allowances of $51,129 and $80,448 as of June 30, 2026, and December 31, 2025, respectively	776,603	879,871
Inventories	116,424	114,642
Prepaid expenses and other current assets	156,120	89,716
Total current assets	3,606,349	3,401,510
Property and equipment, net	155,052	173,577
Operating lease right-of-use assets	237,518	260,341
Content assets, net	151,620	167,908
Intangible assets, net	42,472	50,207
Goodwill	309,406	309,406
Other non-current assets	70,129	70,534
Total Assets	$4,572,546	$4,433,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$167,197	$158,640
Accrued liabilities	967,334	957,983
Deferred revenue, current portion	123,704	120,912
Total current liabilities	1,258,235	1,237,535
Deferred revenue, non-current portion	25,400	28,848
Operating lease liability, non-current portion	386,410	435,899
Other long-term liabilities	79,049	73,256
Total Liabilities	1,749,094	1,775,538
Stockholders’ Equity:
Common stock, $0.0001 par value	15	15
Additional paid-in capital	4,225,241	4,145,485
Accumulated other comprehensive income (loss)	(424)	1,039
Accumulated deficit	(1,401,380)	(1,488,594)
Total stockholders’ equity	2,823,452	2,657,945
Total Liabilities and Stockholders’ Equity	$4,572,546	$4,433,483

Roku Q2 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income (loss)	$249,916	$(16,928)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,033	32,073
Stock-based compensation expense	154,003	180,134
Amortization of right-of-use assets	24,674	23,836
Amortization and write-off of content assets	100,536	101,003
Foreign currency remeasurement (gains) losses	1,017	(112)
Change in fair value of strategic investment in convertible promissory notes	—	3,100
Impairment of assets	4,920	2,870
Provision for credit losses	2,530	1,414
Other items, net	(11,927)	849
Changes in operating assets and liabilities:
Accounts receivable	100,221	189,024
Inventories	(1,782)	45,576
Prepaid expenses and other current assets	(60,238)	(21,115)
Content assets and liabilities, net	(97,701)	(91,361)
Other non-current assets	(7,028)	5,864
Accounts payable	9,335	(114,583)
Accrued liabilities	35,511	(48,955)
Operating lease liabilities	(55,361)	(38,523)
Other long-term liabilities	3,781	(6,797)
Deferred revenue	(656)	1,096
Net cash provided by operating activities	483,784	248,465
Cash flows from investing activities:
Purchases of property and equipment	(6,904)	(3,053)
Purchase of business, net of cash acquired	—	(95,090)
Sale (Purchase) of strategic investment	18,399	(7,000)
Purchases of short-term investments	(425,000)	—
Sales and maturities of short-term investments	600,000	—
Repayments of convertible promissory notes	—	10,000
Net cash provided by (used in) investing activities	186,495	(95,143)
Cash flows from financing activities:
Proceeds from equity issued under incentive plans	36,586	2,946
Taxes paid related to net share settlement of equity awards	(110,833)	(71,508)
Repurchases of common stock	(162,702)	—
Payment of contingent consideration	(15,210)	—
Other	(236)	—
Net cash used in financing activities	(252,395)	(68,562)
Net increase in cash and cash equivalents	417,884	84,760
Effect of exchange rate changes on cash and cash equivalents	(3,137)	7,877
Cash and cash equivalents — beginning of period	1,587,068	2,160,639
Cash and cash equivalents — end of period	$2,001,815	$2,253,276

Roku Q2 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)
(unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
Supplemental disclosures of cash flow information:
Cash paid for interest	$869	$347
Cash paid for (refunded from) income taxes, net	$(2,426)	$10,123
Supplemental disclosures of non-cash investing and financing activities:
Non-cash contingent consideration for business combination	$—	$65,815
Unpaid portion of property and equipment purchases	$204	$368

Roku Q2 2026 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss)	$164,216	$10,503	$249,916	$(16,928)
Total other income, net	(23,216)	(28,006)	(60,089)	(45,222)
Stock-based compensation	75,321	84,640	154,003	180,134
Depreciation and amortization	14,105	16,881	32,033	32,073
Restructuring charges	—	—	—	3,064
Merger-related costs	18,719	—	18,719	—
Income tax expense (benefit)	5,175	(5,830)	8,120	(18,913)
Adjusted EBITDA	$254,320	$78,188	$402,702	$134,208

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (TTM):

	Q2 25	Q3 25	Q4 25	Q1 26	Q2 26
Net cash provided by operating activities	$396,421	$455,360	$483,718	$544,126	$719,037
Less: Purchases of property and equipment	(6,567)	(6,647)	(5,280)	(6,483)	(9,131)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,133	(5,706)	5,179	1,126	(5,835)
Free cash flow (TTM)	$391,987	$443,007	$483,617	$538,769	$704,071

Roku Q2 2026 Shareholder Letter